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                                   EXHIBIT 5.1





                                  July 9, 1996



Williams-Sonoma, Inc.
3250 Van Ness Avenue
San Francisco, California  94109

Ladies and Gentlemen:

         We have acted as counsel to Williams-Sonoma, Inc. (the "Company"), a California corporation, in connection with its registration for resale of $40,000,000 of its 5 1/4% Convertible Subordinated Notes due 2003 (the "Notes") and up to 1,532,567 shares of Common Stock issuable upon conversion of the Notes (the "Common Stock") as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement").

         We are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Notes and the authorization of the Common Stock. It is our opinion that the Notes have been duly authorized and are legally and validly issued and that the Common Stock, when issued in accordance with the terms of the Notes, will be duly authorized, legally and validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. This opinion is furnished to you in connection with the registration of the resale of the Notes and the Common Stock, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

                                             Sincerely,


                                             /s/ IRELL & MANELLA LLP

                                             IRELL & MANELLA LLP